As filed with the Securities and Exchange Commission on March 24, 2025

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abivax SA

(Exact name of Registrant as specified in its charter)

France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7-11 boulevard Haussmann 75009 Paris, France

(Address of Registrant’s principal executive offices)

Free share plan AGA 2023-3

Free share plan AGA 2023-4

Free share plan AGA 2023-5

Free share plan AGA 2024-1

Free share plan AGA 2024-2

Free share plan AGA 2024-3

Free share plan AGA 2024-4

Free share plan AGA 2024-5

Free share plan AGA 2024-7

Free share plan AGA 2025-1

Free share plan AGA 2025-2

Free share plan AGA 2025-3

Free share plan AGA 2025-4

Share warrants plan BSA-2018-1

Share warrants plan BSA-2024-1

Share warrants plan BSA-2025-1

Share warrants plan BSA-2025-2

(Full title of the plans)

Marc de Garidel

Chief Executive Officer

7-11 boulevard Haussmann

75009 Paris, France

Tel. No. +33 (0) 1 53 83 09 63

(Name, address and telephone number of agent for service)

Copies to:
Divakar Gupta, Esq. Ryan Sansom, Esq. Minkyu Park, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001 Tel: +1 212 479-6000	Alain Decombe Vianney Toulouse Dechert (Paris) LLP 22 rue Bayard 75008 Paris France Tel: +33 1 57 57 80 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of Abivax SA (the “Registrant” or “we”) filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2024, as filed with the Commission on March 24, 2025 (Commission File No. 001-41842) (the “Form 20-F”);

(b)	The Registrant’s Reports on Form 6-K furnished to the Commission on January 10, 2025 (Commission File No. 001-41842);

(c)	The description of the Registrant’s ordinary shares contained in Exhibit 2.1 to the Form 20-F, including any amendment or report filed for the purpose of updating such description; and

(d)

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference.

Notwithstanding the foregoing, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the Commission pursuant to the Exchange Act shall be incorporated by reference into this prospectus unless such document, report or exhibit expressly provides to the contrary.

Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows société anonyme to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance. We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, below.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	By-laws (statuts) of the Registrant (English translation) (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 001-41842) filed with the Commission on March 24, 2025)

4.2	Form of Deposit Agreement (incorporated by reference to Exhibit (a) to the Registrant’s Registration Statement on Form F-6 (File No. 333-274845), filed with the Commission on October 3, 2023)

4.3	Form of American Depositary Receipt (included in Exhibit 4.2)

4.4	Summary of BSA 2015-11, BSA 2015-12, BSA 2017-1, BSA 2018-1, BSA 2024-1, BSA 2024-2, BSA-2025-1 and BSA-2025-2 Plans (incorporated by reference to Exhibit 4.16 to the Registrant’s Annual Report on Form 20-F (File No. 001-41842) filed with the Commission on March 24, 2025)

4.5	Summary of AGA-2023-1, AGA-2023-2, AGA-2023-3, AGA-2023-4, AGA-2023-5, AGA-2024-1, AGA-2024-2, AGA-2024-3, AGA-2024-4, AGA-2024-5, AGA-2024-6, AGA-2024-7, AGA-2025-1, AGA-2025-2, AGA 2025-3 and AGA-2025-4 Free Share Plans (incorporated by reference to Exhibit 4.18 to the Registrant’s Annual Report on Form 20-F (File No. 001-41842) filed with the Commission on March 24, 2025)

5.1*	Opinion of Dechert (Paris) LLP

23.1*	Consent of PricewaterhouseCoopers Audit - Independent Registered Public Accounting Firm

23.3*	Consent of Dechert (Paris) LLP (included in Exhibit 5.1 above)

24*	Power of Attorney (included on the signature page)

107*	Filing fee table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Abivax SA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on March 24, 2025.

Abivax SA

By:	/s/ Marc de Garidel
Name:	Marc de Garidel
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors, officers and/or authorized representative of Abivax SA, hereby severally constitute and appoint Marc de Garidel and Didier Blondel, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as members of the board of directors to enable Abivax SA to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Marc de Garidel Marc de Garidel	Chief Executive Officer (Principal Executive Officer)	March 24, 2025

/s/ Didier Blondel Didier Blondel	Chief Financial Officer and Board Secretary (Principal Financial Officer and Principal Accounting Officer)	March 24, 2025

/s/ Sylvie Grégoire Sylvie Grégoire	Chair of the Board	March 24, 2025

/s/ Corinna zur Bonsen-Thomas Corinna zur Bonsen-Thomas	Director	March 24, 2025

/s/ June Lee June Lee	Director	March 24, 2025

/s/ Kinam Hong Sofinnova Partners, represented by Kinam Hong	Director	March 24, 2025

/s/ Troy Ignelzi Troy Ignelzi	Director	March 24, 2025

/s/ Camilla Soenderby Camilla Soenderby	Director	March 24, 2025

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Abivax SA, has signed this registration statement on March 24, 2025.

/s/ Marc de Garidel
Name: Marc de Garidel